Exhibit 99.1

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                                FONAR CORPORATION

Fonar  MRI news @ aol . com                                The Inventor  of  MRI
For    Immediate    Release                                An  ISO  9001 Company

Contact:    Daniel  Culver,                                110   Marcus    Drive
Director of  Communications                                Melville, N.Y.  11747
Web site:     www.fonar.com                                Tel:  (631)  694-2929
Email: invest2007@fonar.com                                Fax:  (631)  390-1709
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          FONAR Announces Fiscal 2007 Second Quarter Financial Results

MELVILLE, NEW YORK, February 9, 2006 - FONAR Corporation (NASDAQ-FONR), The Inventor of MR Scanning(TM), today announced its financial results for the second quarter of fiscal 2007, which ended December 31, 2006.

Revenue for the second quarter for fiscal 2007 was $7.7 million compared to $10.5 million for the corresponding period of fiscal 2006. During the second fiscal 2007 quarter, product sale revenues were $2.1 million, a decrease from $4.2 million one year earlier. The lower level of revenue is attributable to a slow down in capital equipment purchases by customers following robust UPRIGHT(TM) Multi-Position(TM) MRI sales in 2003, 2004 and 2005. Sales of the FONAR UPRIGHT(TM) Multi-Position(TM) MRI were negatively affected primarily by marketing and advertising pressure from our competitors. These competitors are motivated to minimize the unique medical benefits of the UPRIGHT(TM) Multi-Position(TM) MRI because they are prohibited from making a similar product because of FONAR's patents protecting its product from infringement.

Service and repair revenues for the second fiscal 2007 quarter increased from $2.1 million to $2.4 million or by 16% in the fiscal second quarter of 2007 from the same quarter of fiscal 2006. In addition, for the six month period ending December 31, 2006 service and repair fees increased to $5.0 million from $4.0 million for the corresponding period of fiscal 2006. This 23% increase is due to the result and initiation of service contract agreements from recent installations of FONAR UPRIGHT (TM) Multi-Position(TM) MRI units. During this six month period, costs related to service and repair fees decreased from $2.8 million to $2.5 million, and subsequently, the gross margin on service and repair fees increased from 31% to 49%. As of December 31, 2006, there were 115 FONAR UPRIGHT(TM) Multi-Position(TM) MRI units installed worldwide.

Net loss for the second quarter of fiscal 2007 was $(5.5) million, or $(0.05) loss per common share (basic and diluted), as compared to a net loss of $(5.4) million, or $(0.05) loss per common share (basic and diluted), for the corresponding period of fiscal 2006.

At December 31, 2006, total cash and marketable securities were approximately $8.7 million. This represented an overall decrease of approximately 9% or $800,000 as compared to the period ending June 30, 2006 of approximately $9.5 million. This, however, compares to a decrease of only $64,000 as compared to September 30, 2006 which was approximately $8.7 million.

On December 31, 2006, total assets were $53.2 million, total current assets were $34.5 million, total current liabilities were $28.4 million, and total long-term liabilities were $1.4 million.

Commenting on the financial results for the second fiscal 2007 quarter, Raymond Damadian, M.D., president and chairman of FONAR, said, "A very competitive atmosphere has led to a decline in sales. Subsequently, we are planning to expand our sales force, both in terms of hiring more sales personnel and further establishment of a domestic network of distributors. The advantages of the FONAR UPRIGHT(TM) Multi-Position(TM) MRI scanner are significant over our competitors' recumbent-only, single-position-only, static MRI systems, especially when imaging the spine. This is significant because spine MRI scans are approximately half of all MRI scans done. There were about 13 million spine scans done in the U.S. last year and given the unique advantages, they should all be done by the FONAR UPRIGHT(TM) Multi- Position(TM) MRI."

"We are encouraged by our recent sales," said Dr. Damadian. "Recently FONAR and GE Healthcare, a manufacturer's representative for FONAR, sold an UPRIGHT(TM) Multi-Position(TM) MRI to the Center for Diagnostic Imaging (CDI), of Minneapolis, Minnesota. This is an important sale for FONAR because CDI is very prestigious in the MRI market place. Last year, readers of Medical Imaging Magazine, a leading, national diagnostic imaging industry publication, overwhelmingly selected CDI as the "NUMBER ONE FREESTANDING IMAGING GROUP" in the United States. In addition, several CDI associates and a CDI radiologist were also recognized in the top ten in their individual categories." Visit: www.medicalimagingmag.com/issues/articles/2006-01_01.asp#freeimage

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                          For the Three Months         For the Six Months
                           Ended December 31,           Ended December 31,
                           2006          2005           2006          2005
                       ------------  ------------   ------------  ------------
Revenues               $ 7,672,000   $ 10,541,000   $ 15,455,000  $ 20,694,000
Net Loss               $(5,470,000)  $ (5,358,000)  $(11,575,000) $(13,675,000)
Basic & Diluted Loss
per Common Share          $(0.05)         $(0.05)      $(0.10)        $(0.13)

About FONAR

FONAR{R} was incorporated in 1978, making it the first, oldest and most experienced MRI manufacturer in the industry. FONAR introduced the world's first commercial MRI in 1980, and went public in 1981. Since its inception, FONAR has installed hundreds of MRI scanners worldwide. Their stellar product line includes the FONAR UPRIGHT(TM) Multi- Position(TM) MRI (also known as the UPRIGHT(TM) MRI and the STAND-UP(TM) MRI), the only whole-body MRI that performs Multi- Position(TM) Imaging (mpMRI(TM)) and scans patients in numerous weight-bearing positions, i.e. standing, sitting, in flexion and extension, as well as the conventional lie-down position. The FONAR UPRIGHT(TM) Multi-Position(TM) MRI often sees the patient's problem that other scanners cannot because they are single position, lie-down only. With one half million patients scanned, the patient-friendly FONAR UPRIGHT(TM) Multi- Position(TM) MRI has a near zero claustrophobic rejection rate by patients. A radiologist said, "FONAR UPRIGHT(TM) MRI - No More Claustrophobia - The Tunnel Is Gone." As another FONAR customer states, "If the patient is claustrophobic in this scanner, they'll be claustrophobic in my parking lot." Approximately 85% of patients are scanned sitting while they watch a 42" flat screen TV. FONAR's latest MRI scanner is the FONAR 360, a room-size recumbent scanner that optimizes openness while facilitating physician access to the patient. FONAR is headquartered on Long Island, New York, and has approximately 400 employees.

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The Inventor of MR  Scanning(TM),  STAND-UP(TM)  MRI, True  Flow(TM) MRI,  FONAR
UPRIGHT(TM) MRI, Position(TM) MRI, Full Range of Motion, The Proof is in the Picture(TM), and PMRI(TM) are trademarks of FONAR.

                  Be sure to visit FONAR's Web site for Company
                        product and investor information:
                                  www.fonar.com
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This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company filings with the Securities and Exchange Commission.

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